Exhibit 99.1

Anne Spitza	Ken Rizvi
Corporate Communications	Vice President and Treasurer
ON Semiconductor	ON Semiconductor
(602) 244-6398	(602) 244-3437
anne.spitza@onsemi.com	ken.rizvi@onsemi.com

ON Semiconductor Completes a Private Exchange for $199 Million of its 2.625 Percent Convertible Senior Subordinated Notes Due 2026

PHOENIX, Ariz. – Dec. 19, 2011 – ON Semiconductor Corporation (Nasdaq: ONNN) today announced that it has successfully completed a privately negotiated exchange of approximately $199 million aggregate principal amount of its 2.625 percent Convertible Senior Subordinated Notes due in 2026 with certain holders. Pursuant to the terms of the privately negotiated exchange, approximately $199 million in aggregate principal amount of the existing notes were exchanged for an equal principal amount of new 2.625 percent Convertible Senior Subordinated Notes of the Company due in 2026 and cash consideration. The new notes issued under the transaction have substantially the same terms as the existing notes, other than (i) the first date upon which holders of the notes may require us to repurchase their notes (without regard to the occurrence of certain specified events) has been extended from December 15, 2013 to December 15, 2016 under the new notes, (ii) the first date upon which we will have the right to redeem the notes at our option has been extended from December 15, 2013 to December 20, 2016 under the new notes, and (iii) the first date upon which the notes become convertible (without regard to the occurrence of certain specified events) has been extended from June 15, 2013 to June 15, 2016 under the new notes. In addition, the number of additional shares that may be issuable upon conversion in connection with specified fundamental changes has been revised based on the closing price of the company’s common stock of $8.04 per share on December 2, 2011.

“We are pleased to announce the completion of the privately negotiated exchange for approximately $199 million of the 2.625 percent Convertible Senior Subordinated Notes,” said Donald Colvin, ON Semiconductor executive vice president and CFO. “With this privately negotiated exchange, ON Semiconductor has been able to reduce its 2013 total debt obligations by approximately 38 percent or $199 million.”

About ON Semiconductor

ON Semiconductor (Nasdaq: ONNN) is a premier supplier of high performance, silicon solutions for energy efficient electronics. The company’s broad portfolio of power and signal management, logic, discrete and custom devices helps customers effectively solve their design challenges in automotive, communications, computing, consumer, industrial, LED lighting, medical, military/aerospace and power applications. ON Semiconductor operates a world-class, value-added supply chain and a network of manufacturing facilities, sales offices and design centers in key markets throughout North America, Europe, and the Asia Pacific regions. For more information, visit http://www.onsemi.com.

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ON Semiconductor Announces Completes a Private Exchange for $199 Million of its 2.625 Percent Convertible Senior Subordinated Notes Due 2026

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, information on the website is not to be incorporated herein.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included or incorporated in this document could be deemed forward-looking statements, particularly statements about the future financial performance of ON Semiconductor. These forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. All forward-looking statements in this document are made based on information available to us as of the date of this release, our current expectations, forecasts and assumptions, and involve risks, uncertainties and other factors that could cause results or events to differ materially from those expressed in the forward-looking statements. Among these factors are our revenues and operating performance, poor economic conditions and markets (including current credit and financial conditions), effects of exchange rate fluctuations, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, enforcement and protection of our intellectual property rights and related risks, availability of raw materials, electricity, gas, water and other supply chain uncertainties, our ability to effectively shift production to other facilities in order to maintain supply continuity for our customers, variable demand and the aggressive pricing environment for semiconductor products, our ability to successfully manufacture in increasing volumes on a cost-effective basis and with acceptable quality for our current products, competitors’ actions including the adverse impact of competitive product announcements, pricing and gross profit pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses and realization of cost savings from restructurings and synergies, significant litigation, risks associated with decisions to expend cash reserves for various uses such as debt prepayment or acquisitions rather than to retain such cash for future needs, risks associated with acquisitions and dispositions (including from integrating and consolidating, and timely filing financial information with the Securities and Exchange Commission for, recently acquired businesses, such as SANYO Semiconductor, and difficulties encountered in accurately predicting the future financial performance of recently acquired businesses, such as SANYO Semiconductor), risks associated with our substantial leverage and restrictive covenants in our debt agreements from time to time, risks associated with our worldwide operations including foreign employment and labor matters associated with unions and collective bargaining arrangements as well as man-made and/or natural disasters such as the flooding in Thailand or the Japan earthquake and tsunami affecting our operations and finances/financials, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), risks related to new legal requirements and risks involving environmental or other governmental regulation. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in ON Semiconductor’s Annual Report on Form 10-K for the period ended December 31, 2010, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other of our filings with the Securities and Exchange Commission. If any of these trends, risks or uncertainties actually occurs or continues, our business, financial condition or operating results could be materially adversely affected, the trading prices of our securities could decline, and investors could lose all or part of their investment. Readers are cautioned not to place undue reliance on forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any subsequent date and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

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